Exhibit 2.2

Execution Version

PURCHASE AGREEMENT

by and among

CONTINENTAL GRAIN COMPANY,

CONTIBEEF LLC,

SMITHFIELD FOODS, INC.

and

MF CATTLE FEEDING, INC.

March 4, 2008

i

1.41.	Stock Consideration.	5
1.42.	Transaction Documents.	5
1.43.	Underlying Claim.	5

ARTICLE II	PRE-CLOSING ACTIONS; PURCHASE AND SALE	5

2.1.	Pre-Closing Actions.	5
2.2.	Purchase and Sale; Issuance of Stock Consideration.	6
2.3.	Cash Settlement.	6
2.4.	Determination of Closing Company Working Capital and Closing Company Asset Value.	7

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF CGC AND CONTIBEEF	9

3.1.	Organization of CGC and ContiBeef.	9
3.2.	Authorization; Enforceability; No Violation.	9
3.3.	Title.	9
3.4.	No Litigation.	10
3.5.	Investment Purpose.	10
3.6.	Brokers or Finders Fees.	10

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SMITHFIELD AND MFC	10

4.1.	Organization of Smithfield and MFC.	10
4.2.	Authorization; Enforceability; No Violation.	10
4.3.	No Litigation.	11
4.4.	Brokers or Finders Fees.	11
4.5.	Investment Purpose.	11
4.6.	Smithfield SEC Documents.	12
4.7.	Excluded Assets.	12

ARTICLE V	CERTAIN UNDERSTANDINGS AND AGREEMENTS	12

5.1.	Carry on in Regular Course.	12
5.2.	Commercially Reasonable Efforts.	12
5.3.	Public Announcements.	13
5.4.	HSR Act Filing.	13
5.5.	Additional Instruments.	13

ARTICLE VI	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES	14

6.1.	Smithfield’s and MFC’s Conditions Precedent.	14
6.2.	CGC’s and ContiBeef’s Conditions Precedent.	15

ARTICLE VII	INDEMNIFICATION; OTHER PAYMENTS	16

7.1.	Smithfield’s and MFC’s Indemnity.	16
7.2.	CGC’s and ContiBeef’s Indemnity.	17
7.3.	Payment by CGC and ContiBeef for Certain Buyer Indemnification Losses.	18

7.4.	Benefits Payment.	19
7.5.	Termination Payment.	19

ARTICLE VIII	TERMINATION	19

8.1.	Termination.	19
8.2.	Rights on Termination; Waiver.	20

ARTICLE IX	MISCELLANEOUS	20

9.1.	Entire Agreement; Amendment.	20
9.2.	Expenses.	20
9.3.	Governing Law; Consent to Jurisdiction.	21
9.4.	Assignment.	22
9.5.	Notices.	22
9.6.	Counterparts; Headings.	22
9.7.	Interpretation.	22
9.8.	Severability.	23
9.9.	No Reliance.	23
9.10.	Parties in Interest.	23
9.11.	Specific Performance.	23

EXHIBITS

Exhibit 1.4	Cattle Feeding Agreement
Exhibit 1.6	Cattleco Operating Agreement
Exhibit 1.21	Illustrative Company Balance Sheet
Exhibit 1.35	Registration Rights Agreement Amendment
Exhibit 1.38	Services Agreement
Exhibit 6.1(c)	CGC and ContiBeef Consents
Exhibit 6.2(c)	Smithfield and MFC Consents

PURCHASE AGREEMENT

PURCHASE AGREEMENT, made as of March 4, 2008, by and among Continental Grain Company, a Delaware corporation (“CGC”), ContiBeef LLC, a Delaware limited liability company (“ContiBeef”), Smithfield Foods, Inc., a Virginia corporation (“Smithfield”), and MF Cattle Feeding, Inc., a Colorado corporation (“MFC”).

WHEREAS, ContiBeef and MFC are parties to that certain Amended and Restated Operating Agreement, dated as of May 20, 2005 (the “Operating Agreement”), of Five Rivers Ranch Cattle Feeding LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, ContiBeef and MFC each hold a fifty percent (50%) Percentage Interest (as defined in the Operating Agreement) in the Company; and

WHEREAS, ContiBeef desires to sell, and MFC desires to purchase, all of ContiBeef’s Interests (as defined in the Operating Agreement) in the Company, subject to all of the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

1.1. Affiliate. “Affiliate” shall mean, as to any Person, any other Person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2. Agreement. “Agreement” shall mean this Purchase Agreement, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

1.3. Business Day. “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, are generally authorized or required to close.

1.4. Cattle Feeding Agreement. “Cattle Feeding Agreement” shall mean the cattle feeding agreement, substantially in the form of Exhibit 1.4 attached hereto.

1.5. Cattleco. “Cattleco” shall mean a to-be-formed Delaware limited liability company to be wholly-owned by the Company.

1.6. Cattleco Operating Agreement. “Cattleco Operating Agreement” shall mean the operating agreement of Cattleco, substantially in the form of Exhibit 1.6 attached hereto.

1.7. Closing. “Closing” shall mean the closing of the transactions contemplated by this Agreement.

1.8. Closing Date. “Closing Date” shall mean the date on which the Closing occurs.

1.9. Closing Company Asset Value. “Closing Company Asset Value” shall mean the sum of (a) net fixed assets, (b) other investments/memberships and (c) water rights, in each case as set forth on, and derived from, the Closing Company Balance Sheet.

1.10. Closing Company Balance Sheet. “Closing Company Balance Sheet” shall mean an unaudited balance sheet of the Company as of the Effective Time (and giving full effect to the consummation of the transactions contemplated by Section 2.1 hereof) prepared in a manner consistent with and using the same methodologies, practices, accounting applications and assumptions used in the preparation of the Illustrative Company Balance Sheet.

1.11. Closing Company Working Capital. “Closing Company Working Capital” shall mean the excess of the current assets of the Company over the current liabilities of the Company, in each case as set forth on, and derived from, the Closing Company Balance Sheet.

1.12. Company. “Company” shall have the meaning ascribed to such term in the Recitals hereof.

1.13. Contribution Agreement. “Contribution Agreement” shall mean that certain Contribution Agreement, dated as of May 20, 2005, by and among CGC, ContiBeef, Smithfield and MFC.

1.14. Credit Agreement. “Credit Agreement” shall mean that certain Credit Agreement, dated as of May 20, 2005, among the Company, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International,” as Agent, and the other banks named therein.

1.15. Effective Time. “Effective Time” shall mean 12:01 a.m., Eastern Time, on the Closing Date.

1.16. Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.17. Governmental Authority. “Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court.

1.18. HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a), as amended.

1.19. Illustrative Closing Company Asset Value. “Illustrative Closing Company Asset Value” shall mean the sum of (a) net fixed assets, (b) other investments/memberships and (c) water rights, in each case as set forth on, and derived from, the Illustrative Company Balance Sheet, which shall be a template for the determination of the Closing Company Asset Value and which illustrates the manner in which the Closing Company Asset Value would be determined, and the amount thereof, if the Closing had occurred on the date of the Illustrative Company Balance Sheet.

1.20. Illustrative Closing Company Working Capital. “Illustrative Closing Company Working Capital” shall mean the excess of the current assets of the Company over the current liabilities of the Company, in each case as set forth on, and derived from, the Illustrative Company Balance Sheet, which shall be a template for the determination of the Closing Company Working Capital and which illustrates the manner in which the Closing Company Working Capital would be determined, and the amount thereof, if the Closing had occurred on the date of the Illustrative Company Balance Sheet.

1.21. Illustrative Company Balance Sheet. “Illustrative Company Balance Sheet” shall mean the unaudited balance sheet of the Company as of December 31, 2007, giving pro forma effect to the consummation of the transactions contemplated by Section 2.1 hereof, in the form of Exhibit 1.21 attached hereto.

1.22. Indemnification Agreement. “Indemnification Agreement” shall mean that certain Indemnification Agreement, dated as of May 20, 2005, by and among CGC, Smithfield and the Company.

1.23. Interests. “Interests” shall have the meaning ascribed to such term in the Recitals hereof.

1.24. JBS Agreement. “JBS Agreement” shall mean that certain Stock Purchase Agreement, of even date herewith, by and among Smithfield and JBS SA, as in effect on the date hereof and without giving effect to any amendment or modification thereof or waiver thereunder.

1.25. JBS SA. “JBS SA” shall mean JBS S.A., a corporation organized and existing under the Laws of Brazil.

1.26. Law. “Law” shall mean any federal, state, local, domestic, foreign or other laws, rules, regulations and ordinances, and all binding orders, writs, judgments, requirements, policies and decrees of any governmental or political subdivision or any agency thereof, or of any court or similar Person established for any such governmental or political subdivision or agency thereof.

1.27. Lien. “Lien” shall mean with respect to any property or asset, any mortgage, lien, pledge, claim, lease, charge, security interest, option, right of first refusal, easement, restrictive covenant, encroachment, encumbrance, land use restriction or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

1.28. Losses. “Losses” shall have the meaning ascribed to such term in Section 7.1(a) hereof.

1.29. Operating Agreement. “Operating Agreement” shall have the meaning ascribed to such term in the Recitals hereof.

1.30. Owned Cattle. “Owned Cattle” shall mean all cattle (a) on feed at (i) the Company’s feed yards and (ii) third party feed yards, including, without limitation, feed yards located in Tularc and Visalia Counties, California, Colorado State University and Oklahoma State University, in each case for the account of the Company immediately prior to the Effective Time, and (b) that, immediately prior to the Effective Time, (i) the Company is committed to purchase pursuant to a valid contract, (ii) for which a price has been established among the Company and the relevant counterparty to any such contract and (iii) that have yet to be delivered to a feed yard owned by the Company, together with all outstanding hedging and related agreements related to such cattle referred to in the foregoing clauses (a) and (b) (including, without limitation, any hedging agreements related to feed) and all margin deposits on the books of the Company associated with such hedging agreements.

1.31. Parent Agreement. “Parent Agreement” shall mean that certain Parent Agreement, dated as of May 20, 2005, among CGC and Smithfield.

1.32. Percentage Interest. “Percentage Interest” shall have the meaning ascribed to such term in the Recitals hereof.

1.33. Person. “Person” shall mean an individual, a corporation, a partnership, an association, a trust, a limited liability company, a Governmental Authority or any other entity or organization.

1.34. Purchased Interests. “Purchased Interests” has the meaning set forth in Section 2.2(a) hereof.

1.35. Registration Rights Agreement Amendment. “Registration Rights Agreement Amendment” shall mean an amendment, dated as of the Closing Date, substantially in the form of Exhibit 1.35 attached hereto, to that certain Registration Rights Agreement, dated as of April __, 2007, between Smithfield and CGC.

1.36. SEC. “SEC” shall mean the United States Securities and Exchange Commission.

1.37. Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

1.38. Services Agreement. “Services Agreement” shall mean the services agreement, substantially in the form of Exhibit 1.38 attached hereto.

1.39. Smithfield Common Stock. “Smithfield Common Stock” shall mean the common stock, par value $0.50 per share, of Smithfield.

1.40. Smithfield SEC Documents. “Smithfield SEC Documents” shall have the meaning ascribed to such term in Section 4.6 hereof.

1.41. Stock Consideration. “Stock Consideration” shall mean two million, one hundred sixty-six thousand six hundred and sixty-seven (2,166,667) validly issued, fully paid and non-assessable shares of Smithfield Common Stock, as adjusted pursuant to Section 2.2(b) hereof.

1.42. Transaction Documents. “Transaction Documents” shall mean this Agreement, the Cattleco Operating Agreement, the Cattle Feeding Agreement, the Services Agreement, the Registration Rights Agreement Amendment and those other agreements and instruments to be executed and delivered as provided herein.

1.43. Underlying Claim. “Underlying Claim” shall have the meaning set forth in Section 7.3(b) hereof.

ARTICLE II

PRE-CLOSING ACTIONS; PURCHASE AND SALE

2.1. Pre-Closing Actions.

(a) Owned Cattle Transfer. Immediately prior to the distribution of equity interests in Cattleco to each of Smithfield and CGC, or Affiliates thereof, as contemplated by Section 2.1(d) hereof, the parties shall cause the Company to contribute the Owned Cattle to Cattleco by appropriate instruments of transfer, assignment and assumption; provided, however, that the outstanding hedging and related agreements and margin deposits included as Owned Cattle may be distributed, in whole or in part, at the direction and upon the agreement of the parties hereto, to each of Smithfield and CGC or their respective Affiliates.

(b) Cattle Feeding Agreement. Effective immediately prior to the distribution of equity interests in Cattleco to each of Smithfield and CGC as contemplated by Section 2.1(d) hereof, the parties shall cause the Company and Cattleco to enter into the Cattle Feeding Agreement.

(c) Services Agreement. Effective immediately prior to the distribution of equity interests in Cattleco to each of Smithfield and CGC as contemplated by Section 2.1(d) hereof, the parties shall cause the Company and Cattleco to enter into the Services Agreement.

(d) Distribution of Cattleco Equity Interests. Effective immediately prior to the Effective Time, the parties shall cause the Company to distribute fifty percent (50%) of the equity interests of Cattleco to each of Smithfield and CGC, or affiliates thereof.

(e) Repayment under Credit Agreement. Effective immediately prior to the Effective Time, the parties shall cause the Company to repay all amounts outstanding under the Credit Agreement, including all accrued interest thereon, and terminate the Credit Agreement.

(f) Termination of Indemnification Agreement. Effective immediately prior to the Effective Time, the parties shall, and shall cause the Company to, (i) terminate that certain Indemnification Agreement, dated as of May 20, 2005, by and among CGC, Smithfield and the Company, and (ii) release each party thereto from all liabilities (contingent or otherwise) thereunder.

(g) Termination of Parent Agreement. Effective immediately prior to the Effective Time, the parties shall (i) terminate the Parent Agreement and (ii) release each party thereto from all liabilities (contingent or otherwise) thereunder.

(h) Termination of Services Agreement. Effective immediately prior to the Effective Time, the parties shall, and shall cause the Company to, (i) terminate that certain ContiGroup Services Agreement, dated May 20, 2005, between CGC and the Company and (ii) release each party thereto from all liabilities (contingent or otherwise) thereunder.

(i) Contribution Agreement. Effective immediately prior to the Effective Time, the parties shall (i) terminate the Contribution Agreement and (ii) release each party thereto from all liabilities (contingent or otherwise) thereunder.

2.2. Purchase and Sale; Issuance of Stock Consideration.

(a) Sale and Transfer. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement and effective as of the Effective Time, ContiBeef hereby agrees to sell, convey, transfer, deliver and assign to MFC, and MFC hereby agrees to purchase and accept from ContiBeef, all of the Interests held by ContiBeef in the Company (the “Purchased Interests”), free and clear of all Liens. In consideration therefor, at the Closing, Smithfield shall issue and deliver to ContiBeef (or CGC, if so directed by ContiBeef) certificates representing the Stock Consideration.

(b) Adjustment to Stock Consideration. If, after the date hereof and prior to the Closing, Smithfield (i) declares a stock dividend or other distribution payable in shares of Smithfield Common Stock or securities convertible or exchangeable into or exercisable for shares of Smithfield Common Stock, (ii) effects a stock split (including a reverse stock split), reclassification, combination or other similar change with respect to the Smithfield Common Stock or (iii) declares an extraordinary dividend or distribution payable in cash, securities or other assets, then the Stock Consideration shall be equitably adjusted to eliminate the effects of any such stock dividend, distribution, stock split, reclassification, combination or other change.

2.3. Cash Settlement.

(a) Working Capital Payment Obligations.

(i) To the extent that the Closing Company Balance Sheet shows that Closing Company Working Capital is greater than zero dollars ($0.00), Smithfield hereby agrees to pay CGC an amount equal to fifty percent (50%) of such excess, as determined in accordance with Section 2.4 hereof.

(ii) To the extent that the Closing Company Balance Sheet shows that Closing Company Working Capital is less than zero dollars ($0.00), CGC and ContiBeef hereby, jointly and severally, agree to pay Smithfield an amount equal to fifty percent (50%) of such deficiency, as determined in accordance with Section 2.4 hereof.

(b) Closing Company Asset Value Payment Obligations.

(i) To the extent that the Closing Company Balance Sheet shows that Closing Company Asset Value is greater than one hundred million dollars ($100,000,000), Smithfield hereby agrees to pay CGC an amount equal to fifty percent (50%) of such excess, as determined in accordance with Section 2.4 hereof.

(ii) To the extent that the Closing Company Balance Sheet shows that Closing Company Asset Value is less than one hundred million dollars ($100,000,000), CGC and ContiBeef hereby, jointly and severally, agree to pay Smithfield an amount equal to fifty percent (50%) of such deficiency, as determined in accordance with Section 2.4 hereof.

(c) Payment. All payments to be made pursuant to this Section 2.3 shall be made in immediately available funds within two (2) Business Days of the determination of the final Closing Company Working Capital or final Closing Company Asset Value, as the case may be, pursuant to Section 2.4 hereof. All payments to be made pursuant to this Section 2.3 shall be accompanied by interest thereon from the Closing Date at the prevailing prime rate as announced by JPMorgan Chase & Co. in New York, New York, from time to time.

2.4. Determination of Closing Company Working Capital and Closing Company Asset Value.

(a) Following the Closing, Smithfield shall, to the extent it may do so pursuant to the JBS Agreement, cause the Company to cooperate with CGC and provide CGC and its advisors with reasonable access to all of the Company’s books and records necessary or useful for assessing the Closing Company Working Capital and Closing Company Asset Value. Without limiting the preceding sentence, Smithfield shall, to the extent it may do so pursuant to the JBS Agreement, make available to CGC and its advisors all work papers and other documents or information used in preparing the Estimated Statement of Working Capital, the draft Final Statement of Working Capital and the Final Statement of Working Capital (as each of the foregoing terms is defined in the JBS Agreement), to the extent such work papers are relevant to the calculation of Closing Company Working Capital or Closing Company Asset Value.

(b) Smithfield shall, to the extent it may do so pursuant to the JBS Agreement, (i) cause the Buyer (as defined in the JBS Agreement) to prepare a draft Closing Company Balance Sheet in a manner consistent with and using the same methodologies, practices, accounting applications and assumptions used in the preparation of the Illustrative Company Balance Sheet, (ii) cause the Buyer to deliver to Smithfield such draft Closing Company Balance Sheet simultaneously with the delivery by the Buyer to Smithfield of the draft Final Statement of Working Capital pursuant to Section 2.3(a) of the JBS Agreement, (iii) cause the Buyer to provide reasonable access by CGC and its advisors to all books and records, relevant personnel, consultants and advisors (including independent auditors) of the Company or the Buyer reasonably necessary for CGC to review and verify the accuracy of the draft Closing Company Balance Sheet and (iv) cause the Buyer to reasonably cooperate with any accounting firm selected pursuant to Section 2.4(c) or (d) hereof to resolve any dispute relating to the Closing Company Balance Sheet or the determination of the Closing Company Working Capital or Closing Company Asset Value.

(c) Promptly upon its receipt thereof from the Buyer pursuant to the JBS Agreement (and in any event, no more than two (2) days following the receipt of the draft Closing Company Balance Sheet by Smithfield), Smithfield shall deliver to CGC a copy of the draft Closing Company Balance Sheet. Within eight (8) days (but in no event less than six (6) Business Days) after delivering the draft Closing Company Balance Sheet to CGC, Smithfield and CGC shall each inform the other if it has any objections to the draft Closing Company Balance Sheet. If neither Smithfield nor CGC informs the other of any objections to the draft Closing Company Balance Sheet within the period specified in the preceding sentence, the draft Closing Company Balance Sheet shall be deemed to be adopted by both, and shall thereafter be deemed to be the Closing Company Balance Sheet for purposes of this Agreement. If either or both of Smithfield and CGC set forth objections to the draft Closing Company Balance Sheet in a timely manner pursuant to this Section 2.4(c), Smithfield and CGC shall use commercially reasonable efforts to try to agree upon a final Closing Company Balance Sheet. If Smithfield and CGC are unable to agree upon a final Company Closing Balance Sheet within thirty (30) days following the date on which the draft Closing Company Balance Sheet was first delivered to CGC, then Smithfield and CGC will select a nationally-recognized independent accounting firm mutually acceptable to them to resolve any difference they may have regarding the Closing Company Balance Sheet. If Smithfield and CGC are unable to agree on the choice of an accounting firm, they will select a nationally-recognized independent United States accounting firm by lot (after excluding Ernst & Young LLP, Deloitte Touche Tohmatsu and Grant Thornton LLP). Smithfield and CGC will each submit to the selected accounting firm a written statement setting forth such party’s proposed objections and any supporting data and analysis. The selected accounting firm shall be instructed to establish a final Company Closing Balance Sheet, as that term is defined in this Agreement. The Company Closing Balance Sheet delivered by the selected accounting firm shall then be deemed the Company Closing Balance Sheet for purposes of this Agreement.

(d) If an accounting firm is selected pursuant to Section 2.4(c) hereof to establish a final Company Closing Balance Sheet, such firm shall also be instructed to determine the amount of the Closing Company Working Capital and Closing Company Asset Value based on the Closing Company Balance Sheet and in a manner consistent with the manner in which the Illustrative Closing Company Working Capital and Illustrative Closing Company Asset Value were derived from the Illustrative Company Balance Sheet. If the final Closing Company Balance Sheet resulted from agreement of Smithfield and CGC thereon, or from a failure of either to object to the draft Closing Company Balance Sheet prepared by the Buyer, Smithfield and CGC shall use commercially reasonable efforts to agree upon the Closing Company Working Capital and Closing Company Asset Value based on the Closing Company Balance Sheet and in a manner consistent with the manner in which the Illustrative Closing Company Working Capital and Illustrative Closing Company Asset Value were derived from the Illustrative Company Balance Sheet. If Smithfield and CGC are unable to agree upon the final Closing Company Working Capital and final Closing Company Asset Value within ten (10) days following the date on which the Closing Company Balance Sheet is finalized in accordance herewith, then a nationally-recognized independent United States accounting firm selected in the manner specified in Section 2.4(c) shall be appointed with instructions to determine the Closing

Company Working Capital and Closing Company Asset Value based on the Closing Company Balance Sheet and in a manner consistent with the manner in which the Illustrative Closing Company Working Capital and Illustrative Closing Company Asset Value were derived from the Illustrative Company Balance Sheet.

(e) The fees and expenses of any accounting firm selected in accordance with Section 2.4(c) or (d) hereof shall be split equally between Smithfield and CGC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF CGC AND CONTIBEEF

CGC and ContiBeef hereby, jointly and severally, represent and warrant to the other parties hereto that:

3.1. Organization of CGC and ContiBeef. CGC is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware. ContiBeef is a limited liability company duly organized and validly existing and in good standing under the Laws of the State of Delaware. Each of CGC and ContiBeef has the power to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party, and to carry on its business as now being conducted.

3.2. Authorization; Enforceability; No Violation. The execution, delivery and performance by each of CGC and ContiBeef of this Agreement and the other Transaction Documents to which it is a party and each conveyance, assignment, agreement and other document herein contemplated to be executed by CGC or ContiBeef have been duly authorized by all necessary action of CGC or ContiBeef. This Agreement and the other Transaction Documents and each conveyance, assignment, agreement and other document herein contemplated to be executed, delivered and performed by CGC or ContiBeef are, or will be upon execution, the legal, valid and binding obligations of CGC or ContiBeef, as the case may be, duly enforceable against CGC or ContiBeef in accordance with their terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity). This Agreement and the other Transaction Documents and each conveyance, assignment, agreement and other document herein contemplated to be executed, delivered and performed by CGC or ContiBeef (a) do not conflict with or violate any Law binding on CGC or ContiBeef or their respective constituent documents and (b) do not constitute a violation or breach of any material permit, lease, indenture, mortgage, agreement, contract or other obligation or restriction to which CGC or ContiBeef may be bound. Except as set forth on Exhibit 6.1(c) attached hereto and any necessary filings under the HSR Act, no consent of any other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority or self-regulatory agency is necessary or is required to be made or obtained by CGC or ContiBeef in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.3. Title. ContiBeef owns good and valid title to the Interests, free and clear of any and all Liens. ContiBeef has made no assignment or transfer of or otherwise encumbered the

Interests or any portion thereof. Upon (a) the transfer of the Interests to MFC and (b) MFC’s payment of the Stock Consideration therefor, good and valid title to the Interests, free and clear of all Liens, shall pass to MFC.

3.4. No Litigation. There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending, or, to the knowledge of CGC and ContiBeef, threatened, (a) relating to the Interests or (b) relating to or against CGC or ContiBeef that may affect in any adverse manner the ability of CGC or ContiBeef to execute, deliver and perform this Agreement and the other Transaction Documents to which CGC or ContiBeef is a party.

3.5. Investment Purpose. ContiBeef acknowledges that the Stock Consideration contemplated herein has not been, and will not be, registered under the Securities Act or under any state securities laws. ContiBeef represents that it is acquiring the Stock Consideration for its own account solely for investment and not with a view to resale or distribution thereof. ContiBeef has evaluated for itself the risks and merits of an investment in the Stock Consideration and is able to bear the economic risk of such investment and has not relied upon any representations and warranties made by, or other information (whether oral or written) furnished by or on behalf of, Smithfield or MFC, or any director, officer, employee, agent or Affiliate of Smithfield or MFC other than those set forth herein and in the other Transaction Documents. ContiBeef has carefully considered and has, to the extent it deems appropriate, discussed with its own legal, tax, accounting and financial advisers the suitability of an investment in the Stock Consideration in light of its particular tax and financial situation, and has determined that the Stock Consideration is a suitable investment for ContiBeef. Each of CGC and ContiBeef agrees that it will not take any action that could have an adverse effect on the applicability of the Laws concerning nonpublic offerings.

3.6. Brokers or Finders Fees. No obligation or liability, contingent or otherwise, for brokers or finders fees created by CGC or ContiBeef with respect to the matters provided for in this Agreement and the other Transaction Documents to which CGC or ContiBeef is a party shall be imposed upon the other parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SMITHFIELD AND MFC

Smithfield and MFC hereby, jointly and severally, represent and warrant to the other parties hereto that:

4.1. Organization of Smithfield and MFC. Smithfield is a corporation duly organized and validly existing and in good standing under the Laws of the Commonwealth of Virginia. MFC is a corporation duly organized and validly existing and in good standing under the Laws of the State of Colorado. Each of Smithfield and MFC has the power to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party, and to carry on its business as now being conducted.

4.2. Authorization; Enforceability; No Violation. The execution, delivery and performance by each of Smithfield and MFC of this Agreement and the other Transaction

Documents to which it is a party and each conveyance, assignment, agreement and other document herein contemplated to be executed by Smithfield or MFC have been duly authorized by all necessary action of Smithfield or MFC. This Agreement and the other Transaction Documents and each conveyance, assignment, agreement and other document herein contemplated to be executed, delivered and performed by Smithfield or MFC are, or will be upon execution, the legal, valid and binding obligations of Smithfield or MFC, as the case may be, duly enforceable against Smithfield or MFC in accordance with their terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity). This Agreement and the other Transaction Documents and each conveyance, assignment, agreement and other document herein contemplated to be executed, delivered and performed by Smithfield or MFC (a) do not conflict with or violate any Law binding on Smithfield or MFC or their respective constituent documents and (b) do not constitute a violation or breach of any material permit, lease, indenture, mortgage, agreement, contract or other obligation or restriction to which Smithfield or MFC may be bound. Except as set forth on Exhibit 6.2(c) attached hereto and any necessary filings under the HSR Act, no consent of any other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority or self-regulatory agency is necessary or is required to be made or obtained by Smithfield or MFC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The shares of Smithfield Common Stock constituting the Stock Consideration, when issued and delivered at the Closing in accordance with Section 2.2 hereof, shall be validly issued, fully paid and non-assessable.

4.3. No Litigation. There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending, or, to the knowledge of Smithfield or MFC, threatened, relating to or against Smithfield or MFC that may affect in any adverse manner the ability of Smithfield or MFC to execute, deliver and perform this Agreement and the other Transaction Documents to which Smithfield or MFC is a party.

4.4. Brokers or Finders Fees. No obligation or liability, contingent or otherwise, for brokers or finders fees created by Smithfield or MFC with respect to the matters provided for in this Agreement and the other Transaction Documents to which Smithfield or MFC is a party shall be imposed upon the other parties hereto.

4.5. Investment Purpose. The Purchased Interests being acquired by MFC hereunder are being acquired for MFC’s own account, for investment and not with a view to or for resale in connection with any “distribution” thereof as such term is used in connection with the registration provisions of the Securities Act. MFC acknowledges that ContiBeef has informed it that the Purchased Interests have not been registered under the Securities Act and may not be sold until they have been registered or an exemption from such registration is available. MFC has evaluated for itself the risks and merits of an investment in the Purchased Interests and is able to bear the economic risk of such investment and has not relied upon any representations and warranties made by, or other information (whether oral or written) furnished by or on behalf of, CGC or ContiBeef, or any director, officer, employee, agent or Affiliate of CGC or ContiBeef other than those set forth herein and in the other Transaction Documents.

4.6. Smithfield SEC Documents. Smithfield has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Smithfield since January 1, 2005 (such documents, together with any documents filed during such period by Smithfield with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Smithfield SEC Documents”). Each of the Smithfield SEC Documents, as amended prior to the date of this Agreement, complied as to form in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act and the Exchange Act applicable to such Smithfield SEC Documents, and none of the Smithfield SEC Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of Smithfield included in the Smithfield SEC Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Smithfield and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.7. Excluded Assets. Other than as included in the definition of Owned Cattle set forth herein or as set forth on Exhibits 2.1(a)-1, 2.1(a)-2 or 2.1(a)-3 to the JBS Agreement, the Excluded Assets, Excluded Contracts and Excluded Liabilities (in each case, as defined in the JBS Agreement) do not include any assets, contracts or liabilities of the Company.

ARTICLE V

CERTAIN UNDERSTANDINGS AND AGREEMENTS

5.1. Carry on in Regular Course. At all times prior to the Closing, the parties shall cause the Company to carry on its business in the ordinary course and substantially in the same manner as heretofore carried on and to use its commercially reasonable efforts to preserve its assets, properties, businesses and relationships with employees, suppliers and customers.

5.2. Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, prior to Closing, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts in connection with the arrangement of the financing contemplated by Sections 6.1(g) and 6.2(g) hereof. Prior to Closing, the board of directors of Smithfield will approve the issuance of the Stock Consideration in a manner satisfactory to CGC such that the issuance of the Stock Consideration is entitled to the benefit of the exemption from Section 16(b) of the Exchange Act provided for in Rule 16b-3(d) of the Exchange Act.

5.3. Public Announcements. The parties hereto will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated herein, and shall not issue any such press release or make any such public statement prior to such consultation or as to which any other party reasonably objects, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system.

5.4. HSR Act Filing.

(a) If required in order to comply with the HSR Act, the parties hereto shall file as soon as practicable after the date of this Agreement, and in any event by March 31, 2008, notifications under the HSR Act, shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors and consulting with the other party and its advisors on the contents thereof prior to filing or responding, and notifying the other party of and allowing the other party to participate in any calls or meetings relating thereto. The parties hereto agree to use their respective commercially reasonable efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any court or Governmental Authority restraining or preventing the consummation of the transactions contemplated herein on the basis of any federal, state or local antitrust Laws; provided, that in no event shall any party hereto be obligated under this Section 5.4 to take any action that is reasonably likely to have a material adverse effect on the Company or any party hereto or require the divestiture by any party of any material asset or business.

(b) The parties hereto each shall, upon request by the other, furnish the other with all information concerning itself and the Company and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any party hereto and the Company to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c) The parties hereto shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other material communications received by any of the parties hereto or the Company, as the case may be, from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement.

5.5. Additional Instruments. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall take all such action. At any time and from time to time after the Closing Date, at the request of any party hereto and without further consideration, each party hereto shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as any party hereto may reasonably deem necessary or desirable in order to more effectively transfer, convey, and assign to MFC, and confirm MFC’s title to and interest in, the Interests and the consummation of the transactions contemplated herein.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

6.1. Smithfield’s and MFC’s Conditions Precedent. Each and every obligation of Smithfield and MFC to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing, or waiver by Smithfield and MFC, of the following express conditions precedent:

(a) Compliance with Agreement. CGC and ContiBeef shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including, without limitation, those obligations contemplated by Section 2.1 hereof.

(b) Representations and Warranties. The representations and warranties made by CGC and ContiBeef in this Agreement shall be true and correct (excluding all qualifications as to “materiality,” “material adverse effect” or any similar phrase) in all material respects as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date (except as to any representation or warranty that specifically relates to an earlier date, which representation or warranty shall be true and correct as of such earlier date).

(c) Consents. All consents, approvals, certificates and authorizations required to be obtained by CGC and ContiBeef and that are specifically identified on Exhibit 6.1(c) attached hereto shall have been obtained.

(d) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by CGC and ContiBeef in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to MFC.

(e) No Injunction or Restraint. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated herein or making the consummation of the transactions contemplated herein illegal shall be in effect and shall have become final and nonappealable.

(f) Antitrust Filings. The HSR Act and the regulations promulgated thereunder shall have been complied with, and all waiting periods, if any, under the HSR Act shall have expired or been terminated.

(g) Financing. Cattleco shall have obtained and consummated financing arrangements with respect to its operations following the Closing on terms and conditions satisfactory to Smithfield.

(h) JBS Transaction. The transactions contemplated by the JBS Agreement shall be consummated simultaneously with the transactions contemplated hereby.

(i) Deliveries at Closing. At the Closing, CGC and ContiBeef shall deliver the following items to Smithfield and MFC, each properly executed and dated as of the Closing Date: (i) a certificate of an authorized officer of CGC and ContiBeef certifying fulfillment of the matters referred to in paragraphs (a) through (c) of this Section 6.1, (ii) the certificate evidencing the Interests, duly endorsed for transfer to MFC, (iii) the resignation of those directors of the Company designated by MFC pursuant to Section 6.9 of the Operating Agreement, (iv) a certificate of the corporate secretary (or equivalent official) of CGC and ContiBeef as to such matters as may reasonably be requested by Smithfield and MFC, (v) the Cattleco Operating Agreement and (vi) the Registration Rights Agreement Amendment.

6.2. CGC’s and ContiBeef’s Conditions Precedent. Each and every obligation of CGC and ContiBeef to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing, or waiver by CGC and ContiBeef, of the following express conditions precedent:

(a) Compliance with Agreement. Smithfield and MFC shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including, without limitation, those obligations contemplated by Section 2.1 hereof.

(b) Representations and Warranties. The representations and warranties made by Smithfield and MFC in this Agreement shall be true and correct (excluding all qualifications as to “materiality,” “material adverse effect” or any similar phrases) in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except as to any representation or warranty that specifically relates to an earlier date, which representation or warranty shall be true and correct as of such earlier date).

(c) Consents. All consents, approvals, certificates and authorizations required to be obtained by Smithfield and MFC and that are specifically identified on Exhibit 6.2(c) attached hereto shall have been obtained.

(d) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Smithfield and MFC in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to ContiBeef.

(e) No Injunction or Restraint. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated herein or making the consummation of the transactions contemplated herein illegal shall be in effect and shall have become final and nonappealable.

(f) Antitrust Filings. The HSR Act and the regulations promulgated thereunder shall have been complied with, and all waiting periods, if any, under the HSR Act shall have expired or been terminated.

(g) Financing. Cattleco shall have obtained and consummated financing arrangements with respect to its operations following the Closing on terms and conditions satisfactory to CGC and ContiBeef.

(h) JBS Transaction. The transactions contemplated by the JBS Agreement shall be consummated simultaneously with the transactions contemplated hereby.

(i) Deliveries at Closing. At the Closing, Smithfield and MFC shall deliver the following items to CGC and ContiBeef, each properly executed and dated as of the Closing Date: (i) the Stock Consideration, (ii) a certificate of an authorized officer of Smithfield and MFC certifying fulfillment of the matters referred to in paragraphs (a) through (c) of this Section 6.2, (iii) a certificate of the corporate secretary (or equivalent official) of Smithfield and MFC as to such matters as may reasonably be requested by CGC and ContiBeef, (iv) the Cattleco Operating Agreement and (v) the Registration Rights Agreement Amendment.

ARTICLE VII

INDEMNIFICATION; OTHER PAYMENTS

7.1. Smithfield’s and MFC’s Indemnity.

(a) Smithfield and MFC hereby, jointly and severally, agree to indemnify and hold CGC and ContiBeef harmless from and against, and defend promptly CGC and ContiBeef from, and reimburse CGC and ContiBeef for, any and all losses, damages, costs, expenses, judgments, penalties or fines (whether civil or criminal), liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys’ fees and other legal costs and expenses (hereinafter referred to collectively as “Losses”), that CGC or ContiBeef, or any Affiliate of CGC or ContiBeef, may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Smithfield and MFC in or pursuant to this Agreement or any other agreement or instrument delivered by Smithfield or MFC at the Closing and (ii) any failure of Smithfield or MFC to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or any other agreement or instrument delivered by Smithfield or MFC at the Closing.

(b) In the event a claim against CGC or ContiBeef arises that CGC or ContiBeef reasonably believes is covered by the indemnity provisions of Section 7.1(a) of this Agreement, notice shall be given promptly by CGC or ContiBeef to Smithfield and MFC containing detail reasonably sufficient for Smithfield and MFC to identify the nature and basis of the claim. Provided that Smithfield and MFC admit in writing to CGC and ContiBeef that such claim is covered by the indemnity provisions of Section 7.1(a) hereof, Smithfield and MFC shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless CGC and ContiBeef agree to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Smithfield and MFC; provided, however, that Smithfield and MFC may not effect any settlement that could result in any cost, expense or liability to CGC or ContiBeef unless CGC and ContiBeef consent in writing to such settlement and Smithfield and MFC agree to indemnify CGC and ContiBeef therefor. CGC or ContiBeef may select counsel to participate with Smithfield’s and MFC’s counsel in any such defense, in which event CGC or ContiBeef’s counsel shall be at their respective sole cost and expense. If, however, CGC or ContiBeef reasonably determines in its judgment that having common counsel representing it or them, on the one hand, and Smithfield and/or MFC, on the other hand, would present such counsel with a conflict of interest or if the defendants in or targets of any such action or proceeding include CGC or ContiBeef, on the one hand, and Smithfield and/or MFC, on the other hand, and CGC or ContiBeef reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to Smithfield or MFC, then CGC and ContiBeef may employ separate counsel to represent or defend it in any such action or proceeding and Smithfield and MFC will pay the disbursements, charges and reasonable fees of such counsel (it being understood, however, that in connection with such action Smithfield and MFC will not be required to pay the disbursements, charges and reasonable fees of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances). In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

7.2. CGC’s and ContiBeef’s Indemnity.

(a) CGC and ContiBeef hereby, jointly and severally, agree to indemnify and hold Smithfield and MFC harmless from and against, and defend promptly Smithfield and MFC from, and reimburse Smithfield and MFC for, any and all Losses that Smithfield and MFC or any Affiliate of Smithfield and MFC may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by CGC or ContiBeef in or pursuant to this Agreement or any other agreement or instrument delivered by CGC or ContiBeef at the Closing and (ii) any failure of CGC or ContiBeef to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or any other agreement or instrument delivered by CGC or ContiBeef at the Closing.

(b) In the event a claim against Smithfield or MFC arises that Smithfield or MFC reasonably believes is covered by the indemnity provisions of Section 7.2(a) of this Agreement, notice shall be given promptly by Smithfield or MFC to CGC and ContiBeef containing detail reasonably sufficient for CGC and ContiBeef to identify the nature and basis of the claim. Provided that CGC and ContiBeef admit in writing to Smithfield and MFC that such claim is covered by the indemnity provisions of Section 7.2(a) hereof, CGC and ContiBeef shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Smithfield and MFC agree to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of CGC and ContiBeef; provided, however, that CGC and ContiBeef may not effect any settlement that could result in any cost, expense or liability to Smithfield or MFC unless Smithfield and MFC consent in writing to such settlement and CGC and ContiBeef agree to indemnify Smithfield and MFC therefor. Smithfield and MFC may select counsel to participate with CGC’s and ContiBeef’s counsel in any such defense, in which event Smithfield’s and MFC’s counsel shall be at its sole cost and expense. If, however, Smithfield or MFC reasonably determines in its judgment that having common counsel representing it or them, on the one hand, and CGC and/or ContiBeef, on the other hand, would present such counsel with a conflict of interest or if the defendants in or targets of any such action or proceeding include Smithfield or MFC, on the one hand, and CGC and/or ContiBeef, on the other hand, and Smithfield or MFC reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to CGC or ContiBeef, then Smithfield and MFC may employ separate counsel to represent or defend it in any such action or proceeding and CGC and ContiBeef will pay the disbursements, charges and reasonable fees of such counsel (it being understood, however, that in connection with such action CGC and ContiBeef will not be required to pay the disbursements, charges and reasonable fees of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances). In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

7.3. Payment by CGC and ContiBeef for Certain Buyer Indemnification Losses.

(a) CGC and ContiBeef hereby, jointly and severally, agree to pay Smithfield an amount equal to fifty percent (50%) of amounts actually paid by Smithfield to the Buyer (as defined in the JBS Agreement) pursuant to (i) Section 8.1(a)(i) of the JBS Agreement, to the extent, but only to the extent, that such payment results from a breach of a representation or warranty of Smithfield with respect to the Company, (ii) Section 8.1(a)(ii) of the JBS Agreement, to the extent, but only to the extent, that such payment results from any action of (or inaction by) the Company occurring prior to the Closing, (iii) Section 8.1(a)(iii) of the JBS Agreement to the extent that the Excluded Assets, Excluded Contracts or Excluded Liabilities (as each such term is defined in the JBS Agreement) giving rise to such payment are assets, liabilities or contracts (as the case may be) of the Company, (iv) Section 8.1(a)(iv) of the JBS Agreement, to the extent, but only to the extent, that such payment relates to the Company and (v) any claim by the Buyer with respect to Taxes (as defined in the JBS Agreement), other than federal income Taxes, to the extent, but only to the extent, that such payment relates to the Company, subject, in the case of each of clauses (i) through (v) above, to compliance by Smithfield with the procedures set forth in Sections 7.3(b), (c) and (d) and the limits set forth in Section 7.3(e) hereof.

(b) If Smithfield receives a claim under the JBS Agreement (the “Underlying Claim”) which may result in a claim by Smithfield against CGC for payment pursuant to Section 7.3(a) of this Agreement, notice of the receipt of such Underlying Claim shall promptly be given by Smithfield to CGC. In addition to providing the notice specified in the preceding sentence, Smithfield shall also promptly provide to CGC copies of any documents or correspondence, and access to any other relevant books, records and information in Smithfield’s possession, relevant to an assessment (and defense) of the Underlying Claim. Smithfield and CGC shall reasonably consult and cooperate in good faith in determining how to respond to the Underlying Claim.

(c) If CGC agrees that the Underlying Claim could give rise to a payment obligation pursuant to Section 7.3(a) hereof, CGC and Smithfield shall reasonably consult and cooperate in good faith (in each such case with a view to reducing their respective losses in respect of the specified Underlying Claim) on all aspects of the defense of the Underlying Claim, including all strategic determinations, such as whether and on what terms to settle any such Underlying Claim, the selection of counsel to defend the matter giving rise to the Underlying

Claim or against the Underlying Claim, and all material strategic considerations arising in the course of any such defense. Unless CGC has denied any potential obligation to pay Smithfield pursuant to Section 7.3(a) in respect of the Underlying Claim, Smithfield shall not agree to settle the Underlying Claim (other than a settlement that would not result in any payment obligation being due from CGC to Smithfield pursuant to Section 7.3(a) hereof) without CGC’s consent. Notwithstanding the selection of counsel acceptable to CGC, CGC may also, at its sole cost and expense, select counsel to participate in the defense of an Underlying Claim.

(d) If CGC denies that the Underlying Claim could give rise to a payment obligation pursuant to Section 7.3(a) hereof, Smithfield shall have no obligation to consult with CGC on matters relating to the defense or settlement of any Underlying Claim without prejudice to its right to pursue a claim against CGC for payment pursuant to Section 7.3(a) hereof.

(e) Notwithstanding anything in this Section 7.3 to the contrary, (i) in determining whether CGC and ContiBeef have any payment obligation to Smithfield pursuant to Section 7.3(a)(i) hereof, it will be assumed that Smithfield makes use of the “Basket” provided for in the JBS Agreement with respect to the first $575,000 of payments that Smithfield would otherwise be required to make to the Buyer in the absence of the “Basket” with respect to the Underlying Claims referred to in Section 7.3(a)(i) (whether or not Smithfield actually applies such payments to the “Basket”) and (ii) CGC and ContiBeef will have no payment obligations to Smithfield pursuant to Section 7.3(a)(i) in excess of $11,500,000 in the aggregate.

7.4. Benefits Payment. CGC and ContiBeef hereby, jointly and severally, agree to pay Smithfield, as promptly as practicable following the payment by Smithfield of any such amount, an amount equal to fifty percent (50%) of amounts actually paid by Smithfield to the Buyer or any of its Affiliates pursuant to the final sentence of Section 8.3(b) of the JBS Agreement.

7.5. Termination Payment. In the event that Buyer fails to close the transaction contemplated by the JBS Agreement or the JBS Agreement is terminated for any reason and, in connection with such failure or termination, Smithfield or any of its Affiliates actually receives (whether as a result of litigation or otherwise) any payment from the Buyer or any of its Affiliates, Smithfield shall pay to CGC, as promptly as practicable following receipt of such payment, an amount equal to the product of (a) the amount actually so received times (b) 0.11504; provided, however, that Smithfield shall have the right, in its sole discretion, to control all negotiations, legal proceedings, settlements, agreements and all other matters with Buyer related in any manner to any such failure or termination.

ARTICLE VIII

TERMINATION

8.1. Termination.

(a) This Agreement shall automatically terminate upon any termination of the JBS Agreement prior to Closing.

(b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date as follows: (i) by mutual written agreement of the parties hereto or (ii) by any of the parties hereto if the Closing shall not have occurred on or prior to the first (1st) anniversary of the date hereof; provided, however, that the right to terminate this Agreement pursuant to this clause (ii) (A) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted primarily in, the failure of the Closing to occur prior to such date, and (B) may only be exercised by a party acting reasonably and in good faith.

(c) Notwithstanding the foregoing, in no event shall Smithfield or MFC be entitled to terminate this Agreement at any time prior to the termination of the JBS Agreement.

8.2. Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under or pursuant to this Agreement shall terminate; provided, however, that the parties obligations under Section 7.5 and Article IX hereof shall survive any such termination. If any of the conditions set forth in Section 6.1 of this Agreement have not been satisfied, Smithfield and MFC may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Section 6.2 of this Agreement have not been satisfied, CGC and ContiBeef may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. Notwithstanding anything contained herein, the election by a party hereto to terminate this Agreement pursuant to Section 8.1 shall not in any way affect the rights of such party against the other parties for any breach or default under this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1. Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The representations and warranties of each party hereto shall be deemed to be material and to have been relied upon by the other parties. The representations, warranties, covenants and agreements of the parties hereto contained herein shall survive the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

9.2. Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated. Notwithstanding the foregoing, all Governmental Authority filing fees in connection with the approval of the transactions contemplated hereby will be borne equally by CGC and ContiBeef, on the one hand, and Smithfield and MFC, on the other hand.

9.3. Governing Law; Consent to Jurisdiction.

(a) This Agreement and the transactions contemplated herein, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of any federal court of the United States of America sitting in the borough of Manhattan, New York, New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of such suit, action or proceeding must be brought, heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any action, suit or proceeding, including any appeal thereof.

(d) Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 9.5 hereof shall be effective service of process for any action, suit or proceeding brought against it; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law.

(e) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION 9.3.

9.4. Assignment. This Agreement and each party’s respective rights and obligations hereunder may not be assigned, by operation of law or otherwise, without the prior written consent of the other parties.

9.5. Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally or by messenger or by overnight delivery service to an officer of the other party, (b) five days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested or (c) when received via telecopy, e-mail or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 9.5:

If to Smithfield:	Smithfield Foods, Inc.
499 Park Avenue, 6th Floor
New York, NY 10022
Attn: Richard J. M. Poulson
Facsimile: (212) 758-2100

If to MFC:	c/o Smithfield Foods, Inc.
499 Park Avenue, 6th Floor
New York, NY 10022
Attn: Richard J. M. Poulson
Facsimile: (212) 758-2100

If to CGC:	Continental Grain Company
277 Park Avenue
New York, NY 10172
Attn: Michael Mayberry, Esq.
Facsimile: (212) 527-1540

If to ContiBeef:	c/o Continental Grain Company
277 Park Avenue
New York, NY 10172
Attn: Michael Mayberry, Esq.
Facsimile: (212) 527-1540

9.6. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents, Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

9.7. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. The specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein.

9.8. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

9.9. No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. The parties hereto assume no liability to any third party because of any reliance on the representations, warranties and agreements of the parties hereto contained in this Agreement. Nothing contained in this Agreement shall be construed as creating a partnership or joint venture or any agency relationship between the parties hereto, or any other relationship other than as provided herein.

9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such a bond or undertaking.

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IN WITNESS WHEREOF, each party hereto has caused this Purchase Agreement to be executed in its name by a duly authorized officer as of the day and year first above written.

SMITHFIELD FOODS, INC.

By:	/s/ Richard J.M. Poulson
Name:	Richard J. M. Poulson
Its:	Executive Vice President

MF CATTLE FEEDING, INC.

By:	/s/ Michael H. Cole
Name:	Michael H. Cole
Its:	Vice President

CONTINENTAL GRAIN COMPANY

By:	/s/ Michael Zimmerman
Name:	Michael Zimmerman
Its:	Executive Vice President and Chief Financial Officer

CONTIBEEF LLC

By:	/s/ David Lee
Name:	David Lee
Its:	President